Exhibit 10.16

Compensatory Arrangements for Named Executive Officers

We are an “at will” employer and do not provide written employment agreements to any of its employees. However, employees, including NEO, receive: (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., the Qualified Defined Benefit Plan; the Qualified Defined Contribution Plan; and the Nonqualified Defined Benefit Portion of the Benefit Equalization Plan (“DB BEP”)) and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay.

An additional benefit offered to all officers who are at Vice President rank or above, is a physical examination every 18 months.

The annual base salaries for the NEOs are as follows (in whole dollars):

	2016	2015
	(1)	(2)

José R. González	$791,779	$729,750
Kevin M. Neylan	$469,492	$419,190
John F. Edelen	$387,111	$377,669
Paul B. Héroux	$400,054	$377,410
Philip A. Scott	$382,038	$—

The 2016 increases in the base salaries of the NEOs from 2015 were based on their 2015 performance.

(1)         Figures represent salaries approved by our Board of Directors for the year 2016.

(2)         Figures represent salaries approved by our Board of Directors for the year 2015.

A performance-based merit increase program exists for all employees, including NEOs that have a direct impact on base pay. Generally, employees receive merit increases on an annual basis. Such merit increases are based upon the attainment of a performance rating of “Outstanding,” “Exceeds Requirements,” or “Meets Requirements” achieved on individual performance evaluations. Merit guidelines are determined each year and distributed to managers. These guidelines establish the maximum merit increase percentage permissible for employee performance during that year. In November of 2015, the C&HR Committee determined that merit-related officer base pay increases for 2016 would be 2.5% for officers rated ‘Meets Requirements’; 3.25% for officers rated ‘Exceeds Requirements’; and 4.25% for officers rated ‘Outstanding’ for their performance in 2015.

More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K.